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Contact: Dennis Sabourin Investor Relations Officer (732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN, INC. COMPLETES $126 MILLION PRIVATE EQUITY INVESTMENT AND $275 MILLION REVOLVING CREDIT FACILITY

Shrewsbury, NJ, June 27, 2003 - Wellman, Inc. (NYSE:WLM) today announced that it has completed the sale of $126 million of perpetual convertible preferred stock and warrants to Warburg Pincus, the global private equity firm, and entered into a new three-year, $275 million revolving credit facility. This transaction included the conversion of the previously issued $20 million convertible subordinated note plus accrued interest into preferred stock. The warrants, half of which were previously issued with the convertible subordinated note, enable Warburg Pincus to purchase 2.5 million shares of Wellman common stock at an exercise price of $11.25 per share. In addition, David Barr, a Warburg Pincus partner, was named a director of Wellman, Inc., increasing the size of Wellman's Board of Directors to ten members.

Wellman's shareholders approved the sale of the preferred stock in a Special Meeting of Shareholders held yesterday, with approximately 80% of the outstanding shares represented at the meeting and 81% of the shares represented voted in favor of the proposals. As a result of this investment, Warburg Pincus will have approximately 26% of the ownership of Wellman on an as converted basis. Proceeds from the transaction will be used primarily to pay down existing debt. J.P. Morgan Securities, Inc. was lead advisor and Fleet Securities, Inc. and Bear, Stearns & Co. were co-advisors on the equity transaction.

Tom Duff, Wellman's Chairman and Chief Executive Officer, said, "The strong show of support for this transaction by Wellman's shareholders reaffirms our view that this investment substantially improves our financial flexibility and allows us to build upon our strong competitive positions in the PET resin and polyester fiber businesses. We couldn't be more delighted to move forward with our strategy with a premier private equity firm like Warburg Pincus as our financial partner."

Mr. Barr, a Warburg Pincus Managing Director, said, "We are pleased to consummate this substantial investment in Wellman. We look forward to working with management and the Board to enhance shareholder value."

The bank facility is a three-year, $275 million revolving credit facility. J.P. Morgan was syndication agent, Fleet National Bank will serve as Administrative Agent and Deutsche Bank, National City Bank and Bank of Nova Scotia will serve as co-documentation agents for the facility.

"Our facility was positively received in the bank market, so we increased the size of the facility to $275 million, which is $100 million more than what was required to complete the private equity transaction," said Keith Phillips, Wellman's Chief Financial Officer. "After the issuance of the preferred stock and the closing of our Revolving Credit facility, we have a strong financial position and significant liquidity. "

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Warburg Pincus LLC has been a leading private equity investor since 1971. The firm currently has approximately $8 billion under management and $6 billion available for investment globally in a range of sectors including chemicals and industrials, energy and natural resources, financial services and technologies, healthcare and life sciences, information and communications technology, media and business services and real estate.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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